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EXHIBIT 3


                      MELLON HBV ALTERNATIVE STRATEGIES LLC
                           200 PARK AVENUE, SUITE 3300
                            NEW YORK, NEW YORK 10166

                                December 13, 2004

uWink, Inc.
5443 Beethoven Street
Los Angeles, CA 90066

Attention: Nolan Bushnell
           Chief Executive Officer

     RE: Commitment Letter for a Revolving Credit Facility and Equity Investment
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Mr. Bushnell:

         uWink, Inc. ("you" or the "Company") has advised Mellon HBV Alternative Strategies LLC ("us" or "Mellon HBV") that the Company will make a bid (the "Initial Bid") on the date hereof of $6,150,000 to purchase substantially all of the assets of Sega Gameworks LLC (the "Target Assets"), a Delaware limited liability company (the "Debtor"), as debtor and debtor in possession under Case No. LA 04-15404-BB in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the "Bankruptcy Court"), pursuant to a sale commenced under Section 363 of the Bankruptcy Code. You have further advised us that you will deposit $615,000 of earnest money (the "Earnest Money Deposit") with SSG Capital Advisors, L.P., the financial advisor to the Debtor (the "Advisor"), and that as a result of the Initial Bid and the Earnest Money Deposit, you will be deemed a "Qualified Bidder" as defined in the order of the Bankruptcy Court entered on November 24, 2004 (the "Order"). You have further advised us that you may increase the Initial Bid up to ten million dollars (the "Auction Bid Amount") at your discretion at the auction to be held on December 15, 2004 by the Advisor (the "Auction"). You have further advised us that the Company would like to obtain a revolving credit facility for four million dollars (the "Loan") and sell shares of preferred stock and common stock of the Company and warrants to purchase additional shares of common stock of the Company (together, the "Equity Securities") for an aggregate purchase price of between six million dollars and eight million dollars (the final amount to be based on the Auction Bid Amount) to finance the purchase of the Target Assets, on the terms and subject to the conditions set forth in Annex A and Annex B attached hereto. We are pleased to inform you that we are willing to agree to provide you with the Loan and purchase the Equity Securities upon the terms and conditions set forth in this Commitment Letter, including Annex A and Annex B attached hereto.

         Accordingly, the parties hereto agree as follows:

         1. COMMITMENTS. Upon the terms and subject to the conditions set forth in this Commitment Letter and Annex A attached hereto, you hereby agree to issue to us the Equity Securities, and we hereby agree to purchase the Equity Securities from you. Upon the terms and subject to the conditions set forth in this Commitment Letter and Annex B attached hereto, you hereby agree to accept the Loan from us, and we hereby agree to provide the Loan to you.

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         Prior to the provision of the Loan and the sale and issuance of the
Equity Securities, Mellon HBV and the Company will enter into definitive documents consistent with the terms set forth in this Commitment Letter, including Annex A and Annex B attached hereto, and having other standard market terms comparable to the terms of similar documents executed in connection with similar offerings of equity securities and revolving credit facilities, modified as appropriate to reflect the terms of the transactions contemplated hereby, in form and substance satisfactory to Mellon HBV and the Company.

         Our commitment to make the Loan to you and purchase the Equity Securities under this Commitment Letter is subject to the satisfaction of the conditions set forth in Annex A and Annex B attached hereto. It is currently expected that the Company will attend the Auction and use its best efforts to obtain the Target Assets on terms that meet the parameters set forth herein. It is further expected that in the event the Company is the "Successful Bidder" (as defined in the Order) following the Auction, the Company will use its best efforts to (i) consummate the purchase of the Target Assets on commercially reasonable terms on or before February 15, 2005, and (ii) take all actions necessary or advisable in connection therewith (including obtaining all requisite consents and approvals and making all necessary regulatory filings).

         2. ASSIGNMENT OF COMMITMENT. Mellon HBV, in its sole discretion, may assign its rights and obligations under this Commitment Letter to Allen & Company and/or one or more of its affiliates.

         3. NOTICE. The Company will promptly notify Mellon HBV of any material fact or circumstance that could reasonably be expected to keep the Company from satisfying any one or more of the conditions set forth in Annex A or Annex B attached hereto.

         4. TERMINATION. Mellon HBV may terminate its commitments hereunder pursuant to any one or more of the following: (i) mutual agreement of the parties; (ii) the Company is not the "Successful Bidder" or the "Back-Up Bidder" (as defined in the Order) at the Auction; (iii) the Company fails to consummate the purchase of the Target Assets on or before February 15, 2005; (iv) willful breach of the terms of the Commitment Letter by the Company or a failure on the part of the Company to use commercially reasonable efforts to satisfy all conditions set forth herein or in Annex A or Annex B attached hereto; (v) it becomes apparent in Mellon HBV's reasonable judgment that the Company will be unable to satisfy one or more of the conditions set forth herein or in Annex A or B attached hereto on or before February 15, 2005; and (vi) Mellon HBV is not satisfied, in its sole discretion, with its business and legal due diligence review of the Company and the acquisition of the Target Assets (the "Due Diligence Out"). Upon any termination of this Commitment Letter, the obligations of the parties hereunder shall terminate, except for the obligations of the Company in the manner contemplated under the headings "Fees, Costs and Expenses," "Confidentiality," and "Promissory Note."

         5. FEES, COSTS AND EXPENSES. Upon execution and delivery of this Commitment Letter by the Company, regardless of whether the transactions contemplated hereby are ultimately consummated, Mellon HBV shall be entitled to reimbursement of reasonable out-of-pocket costs and expenses incurred in connection with the transactions contemplated hereby, including fees of legal counsel, financial advisers, and industry consultant(s). This provision shall survive termination of this Commitment Letter.


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         6. REPRESENTATIONS. Mellon HBV has entered into this Commitment Letter relying upon (A) publicly available information relating to the Company that has been prepared by or on behalf of the Company, including (i) Company information included in the reports the Company files with the Securities and Exchange Commission and available on the Edgar system; and (ii) information available on the Company's web site (collectively, the "Information"). The Company hereby represents that all Information, other than any projections, which has been or is hereafter made available to us by the Company in connection with the transactions contemplated hereby, was or will be, at the time such Information was or is made available, complete and correct in all material respects and did not or will not, at the time such Information was or will be made available, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or will be made.

         7. CONFIDENTIALITY. This Commitment Letter, including Annex A and Annex B attached hereto shall be confidential in all respects and the Company shall be prohibited from disclosing the same to any third party, provided, that this Commitment Letter, including Annex A and Annex B attached hereto, may be provided to the Advisor in connection with the Auction and as required to be filed by the Securities Exchange Commission, provided that a copy of such filing and any related press releases shall be approved in advance by Mellon HBV.

         8. PROMISSORY NOTE. Simultaneously with the execution and delivery hereof, we will provide you with a loan of $405,000 to assist the Company in making the Earnest Money Deposit, such loan to be evidenced by a demand promissory note (the "Promissory Note"). In the event that the Company is the "Successful Bidder" following the Auction and the transactions contemplated hereby are not ultimately consummated as a result of Mellon HBV's exercise of the Due Diligence Out, the principle amount of the Promissory Note shall be reduced by $305,000 and such amount shall be forgiven. Any other principle and interest due under the Promissory Note shall be subject to the terms thereof.

         9. EXCLUSIVITY. In consideration of the time, resources and expenses incurred and expected to be incurred by Mellon HBV in connection with the transactions contemplated by this Commitment Letter, and as an inducement to Mellon HBV to commit such time, resources and expenses, until the termination hereof, the Company hereby covenants and agrees that it shall not, and shall not authorize any of its officers, directors, stockholders, agents and representatives to, enter into any discussions or negotiations with, or solicit or provide any written information to, or accept any proposal or otherwise commit to, or take any other action with a view to entering, or enter into or consummate, with any third party other than the Mellon HBV, any transaction involving the financing, recapitalization or sale of the Company or any other transaction that would render impracticable the transactions contemplated hereby. Any current negotiations or discussions shall have been terminated immediately prior to execution and delivery hereof.


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         10. GOVERNING LAW. This Commitment Letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

         11. MISCELLANEOUS. This Commitment Letter, including the Annexes attached hereto, and the Promissory Note contain the entire agreement between the parties relating to the subject matter hereof and thereof and they supersede all oral statements and prior writings with respect thereto. This Commitment Letter may not be amended or modified except by a writing executed by each of the parties hereto. Paragraph headings herein are for convenience only and are not a part of this Commitment Letter. This Commitment Letter is solely for the benefit of you and Mellon HBV, and no other person shall acquire or have any rights under or by virtue of this Commitment Letter. This Commitment Letter may not be assigned by you without Mellon HBV's prior written consent. This Commitment Letter may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. The commitments contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and nothing in this Commitment Letter shall be construed to confer any other person any rights, benefits or obligations hereunder.

         If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by signing in the appropriate space below and returning a copy of the fully-executed letter to Mellon HBV, whereupon this letter shall become a binding agreement by and between us.

         Very truly yours,

         Mellon HBV Alternative Strategies LLC

         By:      _____________________

         Name:    _____________________

         Title:   _____________________

         Accepted and agreed to as of the date first written above:

         uWink, Inc.

         By:      _____________________

         Name:    _____________________

         Title:   _____________________


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